Exhibit 10.7
KEYCORP
SECOND EXCESS 401(K) SAVINGS PLAN
     The KeyCorp Second Excess 401(k) Savings Plan (the “Plan”), as originally established December 28, 2004 to be effective January 1, 2005 is hereby amended and restated as of that date. The Plan, as structured, is intended to provide certain select employees of KeyCorp with a Plan benefit that is generally equal to the benefit that the Participant would have been eligible to receive under the KeyCorp 401(k) Savings Plan on and after January 1, 2005 but for the deferral limits imposed by Section 402(g) of the Internal Revenue Code of 1986, as amended (Code) and the compensation limits imposed by Section 401(a)(17) of the Code. It is the intention of KeyCorp and it is the understanding of the employees covered under the Plan, that the Plan constitutes a nonqualified retirement plan for a select group of employees, and as such, the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is also the understanding of the employees covered under the Plan that the Plan shall be administered in accordance with the requirements of Section 409A of the Code.
ARTICLE I
DEFINITIONS
     1.1 Meaning of Definitions. For the purposes hereof, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is plainly required by the context:
(a)	“401(k) Savings Plan” shall mean the KeyCorp 401(k) Savings Plan, as shall be amended from time to time.

(b)	“Beneficiary” shall mean the same person, persons or entity as designated by the Participant under the 401(k) Savings Plan to receive any Plan benefits payable after a Participant’s death.

(c)	“Change of Control” shall be deemed to have occurred if under a rabbi trust arrangement established by KeyCorp (“Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust because a “Change of Control”, as defined in the Trust, has occurred.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all regulations promulgated thereunder. Reference to a section of the Code includes such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.

(e)	“Compensation” of a Participant for any Plan Year or any partial Plan Year in which the Participant incurs a Severance From Service Date shall mean the entire amount of compensation paid to such Participant during such period by reason of his or her employment with an Employer, as reported for federal income tax purposes, plus that compensation which would have been paid except for (1) the timing of an Employer’s payroll processing operations, (2) the provisions of the 401(k) Savings Plan, or (3) the provisions of the KeyCorp Flexible Benefits Plan, or transportation reimbursement plan, provided, however, that the term shall not include:
(i)	any amount attributable to the Employee’s receipt of stock appreciation rights and the amount of any gain to the Employee upon the exercise of a stock option;

(ii)	any amount attributable to the Employee’s receipt of non-cash remuneration which is included in the Employee’s income for federal income tax purposes;

(iii)	any amount attributable to the Employee’s receipt of moving expenses and any relocation bonus paid to the Employee during the Plan Year;

(iv)	any amount attributable to any severance paid by an Employer or the Corporation to the Employee;

(v)	any amount attributable to fringe benefits (cash and non-cash), regardless of whether any or all such items are includible in such Participant’s gross income for federal tax purposes;

(vi)	any amount attributable to any bonus or payment made as an inducement for the Employee to accept employment with an Employer;

(vii)	any amount attributable to compensation of any type including bonus or incentive compensation payments paid on or after the Employee’s Severance From Service Date; or

(viii)	any amount attributable to compensation deferred by the Participant.
     In determining a Participant’s Compensation under the Plan for Plan years prior to January 1, 2006, if the Participant participates in a line of business incentive plan, then only that Compensation up to a maximum amount of $500,000 less the amount of the Participant’s Compensation utilized in computing the Participant’s 401(k) Savings Plan benefit in accordance with the provisions of Section 401(a)(17) of the Code shall be utilized for purposes of calculating the Participant’s Participant Deferrals under the Plan for the applicable Plan year.
     In determining a Participant’s Compensation under the Plan for Plan years on and after January 1, 2006, if the Participant is classified with a benefits designator 85 or below, then only that Compensation up to a Plan maximum of $500,000 minus the amount of the Participant’s Compensation utilized in computing the Participant’s 401(k) Savings Plan benefit in accordance with Section 401(a)(17) of the Code shall be utilized in calculating the Participant’s Participant Deferrals under the Plan for the applicable Plan year.
(f)	“Corporate Contributions” shall mean the amount an Employer has agreed to credit on a bookkeeping basis to the Participant’s Plan Account in accordance with the provisions of Article IV of the Plan.

(g)	“Corporation Stock Fund” shall mean the investment account established under the Plan for bookkeeping purposes under which a Participant may elect to have his or her Participant Deferrals credited and which mirrors the Corporation Stock Fund established in accordance with the 401(k) Savings Plan, as shall be amended from time to time. Participant Deferrals to the Corporation Stock Fund shall be credited based on a bookkeeping allocation of KeyCorp Common Shares (both whole and fractional rounded to the nearest one-hundredth of a share) which shall be equal to the amount of Participant Deferrals invested by the Participant in the Corporation Stock Fund. The Corporation Stock Fund shall also reflect on a bookkeeping basis all dividends, gains, and losses attributable to such Common Shares. All Corporate Contributions and all Participant Deferrals credited to the Corporation Stock Fund, shall be based on the New York Stock Exchange’s closing price for such Common Shares as of the day such Participant Deferrals are credited to the Participants’ Plan Account.

(h)	“Corporation” shall mean KeyCorp, an Ohio Corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.

(i)	“Deferral Commencement Date” shall mean the first pay period coinciding with or immediately following the date on which the Participant reaches his or her maximum contribution limit under Section 402(g) of the Code and/or the Participant’s maximum compensation limit under Section 401(a)(17) of the Code which effectively terminates the Participant’s deferral of Compensation under the 401(k) Savings Plan.

(j)	“Deferral Election” shall mean the written commitment made by the Participant to defer up to 6% of his or her Compensation on a per-pay basis under the Plan, commencing as of the Participant’s Deferral Commencement Date. Except as otherwise provided in Section 2.2 of the Plan, a Participant’s Deferral Election shall be made no later than the last day of the year preceding the year for which the Participant’s Compensation is earned by the Participant. Accordingly, the Participant shall elect to defer that portion of his or her base salary no later than the year prior to the year in which such base salary is earned by the Participant, and the Participant shall elect to defer that portion of his or her incentive compensation/bonus awards no later than the year prior to the year in which such incentive compensation/bonus is earned by the Participant.”

(k)	“Deferral Period” shall mean each Plan year, provided, however, that a Participant’s initial Deferral Period shall be from his or her first day of participation in the Plan through the last day of the applicable Plan year.

(l)	“Disability” shall mean (1) the physical or mental disability of a permanent nature which prevents a Participant from performing the duties such Participant was employed to perform for his or her Employer when such disability commenced, (2) qualifies for disability benefits under the federal Social Security Act within 30 months following the Participant’s disability, and (3) qualifies the Participant for disability coverage under the KeyCorp Long Term Disability Plan.

(m)	“Employee” shall mean a common law employee who is employed by an Employer; provided, however, the term “Employee” shall not include any person who at the time services are performed is not classified as a common law employee by the Employer even though such person may for federal income tax purposes, federal employment tax purposes, or any other purpose be reclassified by the Employer as a common law employee retroactive to when such services were performed by reason of administrative, judicial, regulatory or other governmental action.

(n)	“Employer” shall mean the Corporation and any of its subsidiaries, unless specifically excluded as an Employer for Plan purposes by written action of an officer of the Corporation. An Employer’s participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as a subsidiary.

(o)	“Investment Funds” shall mean those investment accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Participant Deferrals credited and which mirror the investment funds established in accordance with and pursuant to Article VIII of the 401(k) Savings Plan as shall be amended from time to time. Participant Deferrals invested for bookkeeping purposes in the Investment Funds shall be credited on a bookkeeping basis with the same earnings, gains, and losses as experienced by the 401(k) Savings Plan’s investment funds.

(p)	“Matching Employer Contributions” shall mean those Corporate Contributions that an Employer has agreed to contribute to the Plan in accordance with the provisions of Article IV of the Plan.

(q)	“Participant” shall mean an Employee who meets the eligibility requirements set forth in Section 2.1 and becomes a Plan Participant pursuant to Section 2.2 of the Plan.

(r)	“Participant Deferrals” shall mean the Participant’s elective deferral of Compensation under this Plan.

(s)	“Plan” shall mean the KeyCorp Second Excess 401(k) Savings Plan, with all amendments hereafter made.

(t)	“Plan Account” shall mean those bookkeeping accounts established by the Corporation for each Plan Participant, which shall reflect all Participant Deferrals and Corporate Contributions with all earnings, gains, and losses attributable thereto, as if such Participant Deferrals and Corporate Contributions had been invested pursuant to Article V of the Plan in the various Plan Investment Funds. Plan Accounts shall not constitute separate Plan funds or Plan assets. Neither the maintenance of, nor the crediting of amounts on a bookkeeping basis to such Plan Accounts shall be treated as (i) the allocation of any Corporation assets to, or a segregation of any Corporation assets in any such Plan Accounts, or (ii) as otherwise creating a right in any person or Participant to receive specific assets of the Corporation. Benefits under the Plan shall be paid from the general assets of the Corporation.

(u)	“Profit Sharing Contributions” shall mean those discretionary contributions that an Employer may contribute to the Plan pursuant to Article IV of the Plan.

(v)	“Valuation Date” shall mean each “business day” or “business days” designated by the Plan Administrator on which Investment Funds will be valued for bookkeeping purposes.

(w)	“Retirement” shall mean the termination of employment of a Participant under circumstances in which the Participant is eligible to receive an Early Retirement or Normal Retirement Date benefit under the KeyCorp Cash Balance Pension Plan.

(x)	“Termination” shall mean the voluntary or involuntary and permanent termination of a Participant’s employment from his or her Employer and any other Employer, whether by resignation or otherwise, but shall not include the Participant’s Retirement or termination as a result of Disability.
     1.2 Pronouns: The masculine pronoun wherever used herein includes the feminine in any case so requiring, and the singular may include the plural.
     1.3 Additional Reference: All other words and phrases used herein shall have the meaning given them in the 401(k) Savings Plan, unless a different meaning is clearly required by the context.
ARTICLE II
EMPLOYEE PARTICIPATION
     2.1 Employee Eligibility. An Employee shall be eligible to participate in the Plan, provided (1) the Employee is a participant in the 401(k) Savings Plan, (2) the Corporation selects such Employee to participate in the Plan, (3) the Employee’s elective deferrals of compensation under the 401(k) Savings Plan reach the deferral limitations prescribed by Section 402(g) of the Code, or the compensation limitations prescribed by Section 401(a)(17) of the Code, (4) the Employee makes a timely Deferral Election to defer his or her Compensation for the applicable Plan year in accordance with the Deferral Election requirements of the Plan and Section 409A of the Code, and (5) the Employee agrees that as a condition of participating in the Plan for the applicable Plan year, the Employee will not modify his or her deferral election under the 401(k) Savings Plan during the applicable Plan year.
     2.2 Notification of New Participants. When an Employee first becomes eligible to participate in the Plan, the Corporation shall notify the Employee of his or her Plan eligibility. An Employee electing to participate in the Plan shall submit a Deferral Election to the Corporation within 30 days of the Corporation’s notification of the Employee’s Plan eligibility. The Employee’s Deferral Election shall be effective only if timely provided to the Corporation.
     2.3 Effect and Duration. Upon becoming a Participant, an Employee shall be entitled to the benefits and shall be bound by all terms and conditions of the Plan. If the Corporation determines that a Participant’s performance is no longer at a level that deserves to be rewarded through participation in the Plan, but does not terminate the Participant’s employment with an Employer, the Participant’s Plan participation shall terminate at the end of the Deferral Period and no new Participant Deferrals thereafter may be made by the Participant.
     2.4 Authorized Leave of Absence. A Participant on an authorized leave of absence who is not receiving Compensation during such leave period shall continue as a Plan Participant during such leave, provided, however, that no Corporate Contributions shall be credited to the Participant’s Plan Account on behalf of the Participant during such leave period. Upon the Participant’s return to active employment with an Employer, the Participant’s Participant Deferrals shall resume in accordance with the Participant’s Deferral Election for the applicable Deferral Period.

ARTICLE III
PARTICIPANT DEFERRALS
     3.1 Participant Deferrals. In accordance with a Participant’s Deferral Election, upon meeting the eligibility criteria of Section 2.1 and Section 2.2 of the Plan, a Participant may defer on a bookkeeping basis not less than one percent not more than six percent of his or her Compensation to the Plan. Such Participant Deferrals shall commence with the first payment of Compensation to the Participant coinciding with (1) the date on which the Participant’s elective deferral of Compensation under the 401(k) Savings Plan reaches the maximum deferral limitations prescribed under Section 402(g) of the Code, or (2) the date on which the Participant’s elective deferral of Compensation under the 401(k) Savings Plan reaches the maximum compensation limits prescribed under Section 401(a)(17) of the Code. Participant Deferrals shall be credited on a bookkeeping basis to the Participant’s Plan Account as of each applicable pay period in which the Participant makes Participant Deferrals under the Plan.
ARTICLE IV
CORPORATE CONTRIBUTIONS
     4.1 Matching Employer Contributions. Matching Employer Contributions shall be credited on a bookkeeping basis to the Participant’s Plan Account as of each pay period in proportion to the respective amount of the Participant’s Participant Deferrals deferred under the Plan for such pay period. Credited Matching Employer Contributions shall equal 100% of those Participant Deferrals deferred under the Plan for such pay period.
     4.2 Profit Sharing Contributions. Profit Sharing Contributions, if any, shall be credited to Participant’s Plan Account at such time and in such manner as the Corporation directs.
     4.3 Opening Account Balance. Effective January 1, 2005 those Participants in the frozen KeyCorp 401(k) Excess Savings Plan who as of December 31, 2004 were not vested in the KeyCorp 401(k) Excess Savings Plan corporate contributions allocated to their plan account as of December 31, 2004 shall have such not vested corporate contributions, on a bookkeeping basis, transferred to the Plan and reflected in a bookkeeping opening account balance (“Opening Account Balance”) established for the Participant. Such Opening Account Balance shall be invested on a bookkeeping basis in the Plan’s Corporation Stock Fund, and shall be credited with all earnings, gains, and losses attributable to the investment performance of such Fund. The value of the Participant’s Opening Account Balance shall be added to and shall become a part of such Participant’s Plan benefit which shall be payable in accordance with the terms of this Plan. The establishment of the Participant’s Plan Opening Account Balance shall terminate the Participant’s entitlement to that transferred benefit under the frozen KeyCorp Excess 401(k) Savings Plan.
ARTICLE V
INVESTMENTS
     5.1 Plan Account. All Participant Deferrals and Corporate Contributions shall be credited on a bookkeeping basis to a Plan Account established in the Participant’s name. Separate sub-accounts may be established to reflect Participant’s Opening Account Balance (if any) and investment elections on a bookkeeping basis, with all earnings, gains, or losses attributable to such elections.
     5.2 Investment of Participant Deferrals. Each Participant shall direct the manner in which his or her Participant Deferrals are to be invested for bookkeeping purposes under the Plan, provided, however, that the initial Participant Deferral of income for the 2005 Plan year shall be based on the Participant’s investment instructions provided under the frozen KeyCorp Excess 401(k) Savings Plan. All Participant Deferrals may be invested for bookkeeping purposes in the Plan’s Corporation Stock Fund or any one or more of the Plan Investment Funds in such amount as the Participant shall select. Participants may modify their investment elections at such times and in such manner as permitted by the Corporation.
     5.3 Investment of Corporate Contributions. All Corporate Contributions credited to the Participant’s Plan Account shall be invested for bookkeeping purposes in the Corporation Stock Fund. Corporate Contributions are not subject to Participant investment directives.
     5.4 Vesting in Corporate Contributions. Subject to the provisions of Section 6.7 hereof, a Participant shall become vested in those Corporate Contributions credited on a bookkeeping basis to the Participant’s Plan Account upon the Participant’s (1) completion of three years of vested service, (2) Disability, or (3) death. For purposes of this Section 5.4 hereof, the term “vested service” shall be calculated based on the Participant’s employment commencement date through the Participant’s Termination or Retirement date (which ever first occurs), and shall be based on consecutive twelve-month periods during which time the Participant is employed by an Employer.
     5.5 Valuation of Plan Accounts. As of each Valuation Date, the Plan Administrator shall verify the amount of Participant Deferrals, Corporate Contributions, dividends, earnings, and losses, if any, to be credited to the Participant’s Plan Account in accordance with the provisions of the Plan. The reasonable and equitable decision of the Plan Administrator as to the value of the Participant’s Plan Account shall be conclusive and binding upon all Participants and the Beneficiary of each deceased Participant having any interest, direct or indirect in the Participant’s Plan Account. The value of the Participant’s Plan Account on any day not a Valuation Date, shall be the value on the last preceding Valuation Date.
     5.6 Corporate Assets. All Participant Deferrals, Corporate Contributions, dividends, and all earnings and losses credited to a Participant’s Plan Account remain the assets and property of the Corporation, which shall be subject to distribution to the Participant only in accordance with Articles VI and VII of the Plan. All payments hereunder shall be in the form of cash and KeyCorp Common Shares and shall be made from the general assets of the Corporation, and Participants and Beneficiaries shall have the status of general unsecured creditors of the Corporation. Nothing contained in the Plan shall create, or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
     5.7 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or Participant’s Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary. If the Participant or

Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant’s Plan Account, such attempt shall be void and unenforceable.
     5.8 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of the Plan or the termination of the 401(k) Savings Plan shall terminate the liability of the Corporation to make further Corporate Contributions to the Plan.
ARTICLE VI
DISTRIBUTION OF PLAN BENEFITS
     6.1 Distribution of Plan Benefits. Subject to the provisions of Section 6.3 and Section 6.4 hereof, a Participant shall receive a distribution of his or her vested Plan Account balance from the Plan’s Investment Funds (other than from the Corporation Stock Account) in a series of monthly installment distributions over a period of ten (10) years.
Distributions of Participant Deferrals from the Plan’s Investment Funds other than the Corporation Stock Fund shall be made in cash.
     6.2 Distribution Options from the Corporation Stock Account. Subject to the provisions of Section 6.3 and Section 6.4 of the Plan, the Participant shall receive a distribution of his or her vested Plan Account balance from the Plan’s Corporation Stock Account as series of annual installment distributions over a period of ten (10) years.
Distributions of Participant Deferrals and vested Corporate Contributions from the Plan’s Corporation Stock Account shall be made in KeyCorp Common Shares.
     6.3 Distribution. The Participant’s vested Plan Account shall be valued as of the Valuation Date immediately preceding his or her Termination, Retirement or Disability (the “valuation date”). Distribution of a Participant’s Plan Account shall commence as soon as administratively practicable following the Participant’s Termination, Retirement or Disability (whichever shall first occur) as follows:
(i)	The Participant’s vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan’s Investment Funds (other than Corporation Stock Fund) shall be reflected in a distribution sub-account, which on a bookkeeping basis shall be credited with all earnings, gains and losses on such Investment Funds during the Participant’s installment distribution period.

(ii)	The Participant’s vested unpaid Plan Account balance invested for bookkeeping purposes in the Plan’s Corporation Stock Fund shall be reflected as a number of whole and fractional Common Shares in a distribution sub-account and shall be credited with dividends on a bookkeeping basis which shall be reinvested in the Plan’s Corporation Stock Fund throughout the installment distribution period; all such reinvested dividends shall be paid to the Participant in Common Shares in conjunction with the Participant’s final installment payment under the Plan.
     6.4 Payment Limitation for Key Employees. Notwithstanding any other provision of the Plan to the contrary, in the event that the Participant constitutes a “key” employee of the Corporation (as that term is defined in accordance with Section 416(i) of the Code without regard to paragraph (5)

thereof), distributions of the Participant’s Plan benefit may not be made before the date which is six months after the Participant’s date of separation from service (or, if earlier, the date of death of the Participant). The term “separation from service” shall be defined for Plan purposes in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.
     6.5 Distribution of Small Accounts. Notwithstanding the provisions of Sections 6.1, 6.2, and 6.3 hereof, but subject to the requirements of Section 6.4 hereof, if the value of a Participant’s vested Account balance as of the Valuation Date immediately preceding the Participant’s Termination, Retirement or Disability date is under $50,000, such balance shall be distributed to the Participant as a single lump sum distribution as soon as reasonably practicable following such Termination, Retirement or Disability date.
     6.6 Facility of Payment. If it is found that any individual to whom an amount is payable hereunder is incapable of attending to his or her financial affairs because of any mental or physical condition, including the infirmities of advanced age, such amount (unless prior claim therefore shall have been made by a duly qualified guardian or other legal representative) may, in the discretion of the Corporation, be paid to another person for the use or benefit of the individual found incapable of attending to his or her financial affairs or in satisfaction of legal obligations incurred by or on behalf of such individual. Any such payment shall be charged to the Participant’s Plan Account from which any such payment would otherwise have been paid to the individual found incapable of attending to his or her financial affairs, and shall be a complete discharge of any liability therefore under the Plan.
     6.7 Forfeiture of Plan Benefits. Notwithstanding any other provision of the Plan to the contrary, however, if the Participant engages in any Harmful Activity prior to or within twelve months after the Participant’s Termination or Retirement, then by operation of this Section 6.7 hereof, and without any further notice to the Participant, (a) (i) all Matching Employer Contributions, and (ii) all earnings, dividends, and gains allocated to the Participant’s Plan Account with regard to both Participant Deferrals and Matching Employer Contributions shall become immediately forfeited and (b) Matching Employer Contributions and all earnings, gains and dividends on both the Participant’s Participant Deferrals and Matching Employer Contributions that have been distributed to the Participant within one year of the Participant’s Termination or Retirement date shall be fully repaid by the Participant to the Corporation within 60 days following the Participant’s receipt of the Corporation’s notice of such Harmful Activity.
     The foregoing restrictions shall not apply in the event that the Participant’s employment with an Employer terminates within two years after a Change of Control if any of the following have occurred: a relocation of the Participant’s principal place of employment more than 35 miles from the Participant’s principal place of employment immediately prior to the Change of Control, a reduction in the Participant’s base salary after a Change of Control, or termination of employment under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan.
     The determination by the Corporation as to whether a Participant has engaged in a “Harmful Activity” prior to or within twelve months after the Participant’s Termination or Retirement shall be final and conclusive upon the Participant and upon all other Persons.

For purposes of this Section 6.7, a “Harmful Activity” shall have occurred if the Participant shall do any one or more of the following:
(i)	Use, publish, sell, trade or otherwise disclose Non-Public Information of KeyCorp unless such prohibited activity was inadvertent, done in good faith and did not cause significant harm to KeyCorp.

(ii)	After notice from KeyCorp, fail to return to KeyCorp any document, data, or thing in his or her possession or to which the Participant has access that may involve Non-Public Information of KeyCorp.

(iii)	After notice from KeyCorp, fail to assign to KeyCorp all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.

(iv)	After notice from KeyCorp, fail to agree to do any acts and sign any document reasonably requested by KeyCorp to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, the signing of patent applications and assignments thereof.

(v)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, solicit or entice for employment or hire any KeyCorp employee.

(vi)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, call upon, solicit, or do business with (other than business which does not compete with any business conducted by KeyCorp) any KeyCorp customer the Participant called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while the Participant was employed at KeyCorp unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom the Participant should have reasonably known was a customer of KeyCorp.

(vii)	Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, after notice from KeyCorp, continue to engage in any business activity in competition with KeyCorp in the same or a closely related activity that the Participant was engaged in for KeyCorp during the one year period prior to the termination of the Participant’s employment.

For purposes of this Section 6.7 the term:

“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing relating to KeyCorp or any of its businesses.

“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as KeyCorp, and that of its customers or suppliers, and that are not generally known by the public.
“KeyCorp” shall include KeyCorp, its subsidiaries, and its affiliates.
ARTICLE VII
BENEFICIARY DESIGNATION
     7.1 Beneficiary Designation. Subject to Section 7.3 hereof, the Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Plan Account. Each Beneficiary designation shall be in a written form prescribed by the Corporation and shall be effective only when filed with the Corporation during the Participant’s lifetime.
     7.2 Changing Beneficiary. Subject to Section 7.3, any Beneficiary designation may be changed by the Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Corporation. The filing of a new designation shall cancel all designations previously filed.
     7.3 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary (including all contingent Beneficiaries) designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:
(a)	The Participant’s spouse;

(b)	The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take, by right of representation the share the parent would have taken if living; or

(c)	The Participant’s estate.
     7.4 Distribution upon Death. If a Participant dies after the distribution of his or her vested interest under the Plan has commenced, the remaining portion of the Participant’s entire interest under the Plan, if any, shall be distributed to the Participant’s Beneficiary under the method of distribution being used as of the Participant’s date of death. If the Participant dies before the distribution of the Participant’s Plan Account has commenced, the Participant’s entire interest under the Plan shall be valued as of the Valuation Date immediately preceding the Participant’s date of death, and shall be distributed to his or her Beneficiary in a lump sum payment as soon as reasonably practicable following the Participant’s date of death.

ARTICLE VIII
ADMINISTRATION
     8.1 Administration. The Corporation, which shall be the “Administrator” of the Plan for purposes of ERISA and the “Plan Administrator” for purposes of the Code, shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Corporation shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Corporation shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 8.2. The Plan Year, for purposes of Plan administration, shall be the calendar year.
     8.2 Claims Review Procedure. Whenever the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of its decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of the decision of the Plan Administrator in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or his or her authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefor, which request shall contain the following information:
(a)	the date on which the request was filed with the Plan Administrator; provided, however, that the date on which the request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);

(b)	the specific portions of the denial of his or her claim which the Claimant requests the Plan Administrator to review;

(c)	a statement by the Claimant setting forth the basis upon which he or she believes the Plan Administrator should reverse its previous denial of the claim and accept the claim as made; and

(d)	any written material which the Claimant desires the Plan Administrator to examine in its consideration of his or her position as stated pursuant to paragraph (b) above.
     In accordance with this Section, if the claimant requests a review of the Plan Administrator’s decision, such review shall be made by the Plan Administrator, who shall, within sixty (60) days after receipt of the request form, review and render a written decision on the claim containing the specific reasons for the decision including reference to Plan provisions upon which the decision is based. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be modified unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits, and any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be binding on the claimant and upon all other Persons. If the Participant or Beneficiary shall not file written notice with the Plan Administrator at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any, under the Plan.
ARTICLE IX
AMENDMENT AND TERMINATION OF PLAN
     9.1 Reservation of Rights. The Corporation reserves the right to terminate the Plan at any time by action of the Board of Directors of the Corporation, or any duly authorized committee thereof, and to modify or amend the Plan, in whole or in part, at any time and for any reason. No amendment or termination will result in an acceleration of Plan benefits in violation of Section 409A of the Code.
(a)	Preservation of Account Balance. No termination, amendment, or modification of the Plan shall reduce (i) the amount of Participant Deferrals and Corporate Contributions, and (ii) all earnings and gains on such Participant Deferrals and Corporate Contributions that have accrued up to the effective date of the termination, amendment, or modification.

(b)	Changes in Earnings Rate. No amendment or modification of the Plan shall reduce or modify the method of accruing earnings, gains, and losses under the Plan’s Investment Funds that differ from the method of accruing earnings, gains, and losses under the 401(k) Savings Plan’s investment funds until the close of the applicable Deferral Period in which such amendment or modification is made.
ARTICLE X
CHANGE OF CONTROL
     10.1 Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control as defined in accordance with Section 1.1 of the Plan, no amendment or modification of this Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant’s Pre-Change of Control Account Balance, (2) to reduce or modify the Corporation Stock Fund’s method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, (3) to reduce or modify any other Investment Funds’ method of calculating all earnings, gains, and/or losses on a Participant’s Pre-Change of Control Account Balance, or (4) to reduce or modify the Participant’s Participant Deferrals and/or Corporate Contributions to be credited to a Participant’s Plan Account for the applicable Deferral Period. For purposes of this Section 10.1, the term “Pre-Change of Control Account Balance” shall mean, with regard to any Plan Participant, the aggregate amount of such Participant’s Participant Deferrals and Corporate Contributions with all earnings, gains, and losses thereon which are credited to the Participant’s Plan Account through the close of the calendar year in which such Change of Control occurs.

     10.2 Common Stock Conversion. In the event of a Change of Control in which the common shares of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause the Corporation Stock Fund to reflect on a bookkeeping basis the securities, cash and other property that would have been received in such reorganization, reclassification, consolidation, merger or sale on an equivalent amount of common shares equal to the balance in the Corporation Stock Fund and, from and after such reorganization, reclassification, consolidation, merger or sale, the Corporation Stock Fund shall reflect on a bookkeeping basis all dividends, interest, earnings and losses attributable to such securities, cash, and other property.
     10.3 Amendment in the Event of a Change of Control. On or after a Change of Control, the provisions of Article II, Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and Article X may not be amended or modified as such Sections and Articles apply with regard to the Participants’ Pre-Change of Control Account Balances.
ARTICLE XI
SECURITIES LAWS COMPLIANCE
     11.1 Restrictions Imposed on Transactions Involving the Corporation Stock Fund. Notwithstanding any contrary provision in this Plan, the Corporation may, in its discretion, but in a uniform, non-discriminatory manner, delay, suspend or otherwise limit any investment in or withdrawal from the Corporation Stock Fund for such time and to the extent the Corporation, on advice of legal counsel, determines is necessary or desirable to avoid violating any applicable state or federal securities laws, rules or regulations.

ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     12.2 No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his or her employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, rate of compensation or terms and conditions of employment of any Employee hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
     12.3 Benefits. Nothing in the Plan shall be construed to confer any right or claim upon any person, firm, or corporation other than the Participants, former Participants, and Beneficiaries.
     12.4 Absence of Liability. No member of the Board of Directors of the Corporation or a subsidiary or committee authorized by the Board of Directors, or any officer of the Corporation or a subsidiary or officer of a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct, for anything done or omitted to be done.
     12.5 Expenses. The expenses of administration of the Plan shall be paid by the Corporation.
     12.6 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.
     12.7 Withholding. The Corporation shall withhold any tax which the Corporation in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or Beneficiary hereunder, by reason of any present or future law.
     12.8 Validity of Plan. The validity of the Plan shall be determined and the Plan shall be construed and interpreted in accordance with the provisions of ERISA, the Code, and, to the extent applicable, the laws of the State of Ohio. The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other part thereof.
     12.9 Parties Bound. The Plan shall be binding upon the Employers, Participants, former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.
     12.10 Headings. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.
     12.11 Duty to Furnish Information. The Corporation shall furnish to each Participant, former Participant, or Beneficiary any documents, reports, returns, statements, or other information that it reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.

     12.12 Trust Fund. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation’s general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.
     12.13 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
     12.14 Notice. Any notice required or permitted under the Plan shall be deemed sufficiently provided if such notice is in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Corporation shall be directed to the Corporation’s address, attention: KeyCorp Compensation and Benefits Department. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records
     12.15 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer.
ARTICLE XIII
COMPLIANCE WITH
SECTION 409A CODE
     13.1 Compliance with Section 409A. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005. Moreover, to the extent permitted in guidance issued by the Secretary of the Treasury and in accordance with procedures established by the Corporation, a Participant may be permitted to terminate participation in the Plan or cancel an outstanding deferral election with regard to amounts deferred after December 31, 2004. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election or distribution shall be made or given effect under the Plan that would result in early taxation or assessment of penalties or interest of any amount under Section 409A of the Code.
     Notwithstanding any provision of the Plan to the contrary, Plan benefits shall not be distributed to a Participant earlier than:
(a)	the Participant’s separation from service as determined by the Secretary of the Treasury (except as provided below with respect to a key employee of the Corporation);

(b)	the date the Participant becomes Disabled, or

(c)	death of the Participant.
     If it is determined that a Participant constitutes a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Corporation, the Participant shall not commence the distribution of his or her Plan benefits before the date which is six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant).
     WITNESS WHEREOF, KeyCorp has caused the KeyCorp Second Excess 401(k) Savings Plan to be executed by its duly authorized officer this 21st day of December, to be effective as of January 1, 2005.

KEYCORP

By:	/s/ Thomas E. Helfrich

Title:	Executive Vice President